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CLIENT/MATTER NUMBER

035194-0102

April 30, 2015

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Parnassus Income Funds - File Nos. 033-36065 and 811-06673

Ladies and Gentlemen:

On behalf of Parnassus Funds (the “Trust”), we are transmitting for filing pursuant to Rules 472 and 485 under the Securities Act of 1933, as amended, Post-Effective Amendment No. 35 to Form N-1A Registration Statement, including exhibits. The filing has been marked to show the changes in the Registration Statement effected to Post-Effective Amendment No. 34 by this Post-Effective Amendment No. 35.

Please call the undersigned at (414) 297 5596 should you have any questions regarding this filing.

Very truly yours,

/s/ Peter D. Fetzer

Peter D. Fetzer

Enclosures

cc: John Skidmore

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